Exhibit 99.1
FOR IMMEDIATE RELEASE
March 2, 2015

Seventy Seven Energy Inc. Announces
2014 Full Year and Fourth Quarter Operational and Financial Results
and the Date of its First Annual Meeting of Shareholders

OKLAHOMA CITY, OKLAHOMA, March 2, 2015 - Seventy Seven Energy Inc. (NYSE: SSE) today reported financial and operational results for the 2014 full year and fourth quarter. Key information related to the 2014 full year is as follows:

•	Adjusted Revenues were $1.978 billion on Total Revenues of $2.081 billion

•	Adjusted EBITDA was $446.2 million

•	Net loss per fully diluted share was ($0.17)

•	Revenue diversity increased 9% to 19% of consolidated revenues from 2013 full year to 2014 full year

SSE reported total revenues of $2.081 billion for the 2014 full year, a 5% decrease compared to total revenues of $2.188 billion for the full year 2013. On June 30, 2014, SSE separated from Chesapeake Energy Corporation (NYSE: CHK) and became an independent, publicly traded company in a series of transactions, which is referred to as the "spin-off." As part of the spin-off, SSE distributed its compression unit manufacturing and geosteering businesses to Chesapeake and sold its crude hauling assets to a third party. SSE's adjusted revenues assume these transactions occurred on January 1, 2013. Adjusted revenues for the 2014 full year were $1.978 billion compared to $1.975 billion for the 2013 full year. Adjusted EBITDA for the 2014 full year was $446.2 million, compared to $448.5 million for the 2013 full year.

Total revenues for the fourth quarter of 2014 were $494.9 million, a 6% decrease compared to total revenues of $526.8 million for the third quarter of 2014 and adjusted revenue of $460.8 million for the fourth quarter of 2013. Adjusted EBITDA for the fourth quarter of 2014 was $107.1 million, compared to $132.8 million for the third quarter of 2014 and $103.9 million for the fourth quarter of 2013.

Net loss for the 2014 full year was ($8.0) million, or ($0.17) per fully diluted share, compared to net loss of ($19.7) million, or ($0.42) per fully diluted share, for the 2013 full year. Net loss for the fourth quarter of 2014 was ($9.4) million, or ($0.20) per fully diluted share, compared to net loss of ($1.8) million, or ($0.04) per fully diluted share, for the third quarter of 2014 and net loss of ($22.5) million, or ($0.48) per fully diluted share, for the fourth quarter of 2013. Adjusted revenues, adjusted operating costs, and adjusted EBITDA are non-GAAP financial measures. Reconciliations of these measures to comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP) are provided on pages 9 - 15 of this release.

"We are pleased with our 2014 results, but it is evident that 2015 is going to be one of the most challenging years our industry has seen in quite some time," Chief Executive Officer Jerry Winchester said. "As we experienced in our hydraulic fracturing segment during the fourth quarter, we expect to see market volatility and pricing pressure across all of our businesses in 2015."

"I believe that SSE is well positioned to weather the storm the industry is currently experiencing and take advantage of the opportunities that will arise from it. We have an experienced team that has managed through many oilfield services business cycles. Right now we are very focused on the things we can control to enhance our liquidity in 2015, including shifting a portion of the capital expenditures we originally budgeted for 2015 to 2016 as well as reducing product and material costs and general and administrative expenses. We also have a modern, high quality asset base and diversified footprint that will continue to provide a strong foundation from which our business can grow as we emerge from this downturn."

Drilling

SSE's drilling segment contributed revenues of $774.5 million and Adjusted EBITDA of $300.9 million for the 2014 full year, compared to $740.8 million of revenues and Adjusted EBITDA of $257.2 million for the 2013 full year. This increase in revenues for the 2014 full year compared to the 2013 full year was due to an increase in revenue days, as the number of average utilized rigs increased by four to 84, and average day rate improvement due to the delivery of six new PeakeRigs™.

For the fourth quarter of 2014, the drilling segment contributed revenues of $204.5 million and Adjusted EBITDA of $87.4 million, compared to $200.4 million of revenues and Adjusted EBITDA of $82.4 million for the third quarter of 2014 and revenues of $178.5 million and Adjusted EBITDA of $66.9 million for the fourth quarter of 2013. The improved financial performance for the fourth quarter of 2014 compared to the third quarter of 2014 was partially aided by four new PeakeRigs™ delivered in the fourth quarter of 2014.

Revenue days for the fourth quarter of 2014 were 7,991 compared to 7,772 and 6,984 for the third quarter of 2014 and the fourth quarter of 2013, respectively, as the number of average utilized rigs increased by three to 88 during the fourth quarter of 2014. Revenues from non-Chesapeake customers increased $10.3 million from the third quarter of 2014 to 40% of total segment revenues for the fourth quarter of 2014. As of December 31, 2014, approximately 44% of our active rigs were contracted by non-Chesapeake customers, including a revenue backlog of $197.6 million with an average duration of seven months. As of December 31, 2014, our revenue backlog with Chesapeake was $810.1 million with an average duration of 22 months. As of December 31, 2014, our total drilling contract early termination value related to our drilling backlog was $476.1 million.

Average revenue per revenue day for the fourth quarter of 2014 was $24,262, up from $23,776 in the third quarter of 2014 and $23,586 in the fourth quarter of 2013, due to an increase in day rates and delivery of four new PeakeRigs™ during the fourth quarter of 2014. Adjusted average operating costs per revenue day in the fourth quarter of 2014 were $13,869, a decrease of $403 per day from $14,272 in the third quarter of 2014. The decrease in average operating costs per revenue day was due primarily to lower labor-related costs driven by a reduction in headcount, offset by an increase in rig mobilization costs due to the delivery of four new PeakeRigs™ during the fourth quarter of 2014. As a percentage of drilling revenues, drilling operating costs were 60% for the fourth quarter of 2014, 66% for the third quarter of 2014 and 65% for the fourth quarter of 2013.

As of December 31, 2014, our marketed fleet consisted of 26 Tier 1 rigs, including 16 PeakeRigs™, 57 Tier 2 rigs and seven Tier 3 rigs. SSE currently has 10 additional contracted PeakeRigs™ under construction currently scheduled to be delivered over the next 14 months.

Hydraulic Fracturing

SSE's hydraulic fracturing segment contributed revenues of $885.9 million and Adjusted EBITDA of $144.5 million for the 2014 full year, compared to $897.8 million of revenues and Adjusted EBITDA of $138.9 million for the 2013 full year. This decrease in revenues for the 2014 full year compared to the 2013 full year was due to lower revenue per stage pricing, partially offset by an increase in completed stages. Adjusted EBITDA increased for the 2014 full year compared to the 2013 full year primarily due to the elimination of overhead expenses allocated from Chesapeake due to the spin-off in the second quarter of 2014.

For the fourth quarter of 2014, the hydraulic fracturing segment contributed $213.0 million of revenues and Adjusted EBITDA of $26.2 million, compared to $245.1 million of revenues and Adjusted EBITDA of $56.5 million for the third quarter of 2014 and revenues of $205.6 million and Adjusted EBITDA of $29.8 million for the fourth quarter of 2013. The decrease in financial performance for the fourth quarter of 2014 compared to the third quarter of 2014 was primarily due to unexpected frac design changes by our principal customer. The decrease in financial performance for the fourth quarter of 2014 compared to the fourth quarter of 2013 was primarily due to market pricing pressure.

Utilization increased 2% quarter over quarter primarily due to the delivery of our 10th fleet. As of December 31, 2014, our backlog, based on the then current market prices, was $1.0 billion with an average duration of 20 months.

Average operating costs per stage in the fourth quarter decreased 3% from the third quarter of 2014. The decrease in average operating costs per stage was primarily due to lower product costs associated with the previously mentioned frac design change. As a percentage of hydraulic fracturing revenues, hydraulic fracturing operating costs were 89% for the fourth quarter of 2014, 78% for the third quarter of 2014 and 83% for the fourth quarter of 2013. As a percentage of hydraulic fracturing revenues, hydraulic fracturing operating costs were up due to market pricing pressure.

As of December 31, 2014, SSE owned 10 hydraulic fracturing fleets with an aggregate of 400,000 horsepower, and currently seven of these fleets are contracted by Chesapeake in the Anadarko Basin and the Eagle Ford and Utica Shales.

Oilfield Rentals

SSE's oilfield rentals segment contributed revenues of $153.1 million and Adjusted EBITDA of $52.3 million for the 2014 full year, compared to $160.2 million of revenues and Adjusted EBITDA of $58.4 million for the 2013 full year. This decrease in revenues was primarily due to market pricing pressure for certain of our equipment.

For the fourth quarter of 2014, the oilfield rentals segment contributed $39.3 million of revenues and Adjusted EBITDA of $14.8 million, compared to $38.9 million of revenues and Adjusted EBITDA of $13.7 million for the third quarter of 2014 and $35.1 million of revenues and Adjusted EBITDA of $12.5 million for the fourth quarter of 2013. Revenues from non-Chesapeake customers as a percentage of total segment revenues increased from 20% in the third quarter of 2014 to 27% in the fourth quarter of 2014, and exited 2014 at 29%.

Operating costs were $24.6 million during the fourth quarter of 2014, compared to $27.0 million for the third quarter of 2014 and $23.2 million for the fourth quarter of 2013. The decrease in operating costs was due to lower labor-related costs.

Oilfield Trucking

SSE's oilfield trucking segment contributed revenues of $190.5 million and Adjusted EBITDA of $15.6 million for the 2014 full year, compared to $244.4 million of revenues and Adjusted EBITDA of $18.7 million for the 2013 full year. The decrease in revenues was primarily due to the sale of our crude hauling assets to a third party during the second quarter of 2014.

For the fourth quarter of 2014, the oilfield trucking segment contributed $37.6 million of revenues and Adjusted EBITDA of $3.8 million, compared to $41.2 million of revenues and Adjusted EBITDA of $3.8 million for the third quarter of 2014 and $57.0 million of revenues and Adjusted EBITDA of $1.6 million for the fourth quarter of 2013.

Liquidity

As of December 31, 2014, SSE had $50.5 million in borrowings outstanding under its $275.0 million revolving bank credit facility. As of February 25, 2015, availability under our revolving bank credit facility was $269.2 million. Capital expenditures totaled $144.2 million during the fourth quarter of 2014, which primarily consisted of investments in our drilling and hydraulic fracturing operations. SSE currently expects its total capital expenditures to be approximately $225.0 million for 2015, and that these expenditures will target the development of high margin service offerings through geographic expansion, vertical integration and asset additions. Once SSE has completed its planned growth capital expenditures, it intends to shift its focus toward using excess cash flows from operations to reduce outstanding long-term debt.

Conference Call Information

SSE will host a conference call on Monday, March 2, 2015 at 9:00 a.m. CST to discuss its 2014 full year and fourth quarter financial and operating results. The telephone number to access the conference call is U.S. toll-free 844-867-9749 and international 901-300-3300. The conference ID for the call is 76002605. The company encourages those who would like to participate in the call to place calls between 8:50 a.m. and 9:00 a.m. CST. For those unable to participate in the conference call, a digital recording of the conference will be available for replay two hours after the call's completion until March 22, 2015. To access the recording, please use dial-in number 800-585-8367 or 404-537-3406 and the conference ID 76002605.

The conference call will also be webcast live on www.77nrg.com in the "investors" section. The webcast of the conference call will be available on the website for one year.

First Annual Meeting of Shareholders

SSE also announced today that it will host its first Annual Meeting of Shareholders on Wednesday, June 3, 2015, in Oklahoma City. Additional details about the meeting, the shareholders who will be eligible to vote and the matters to be voted upon will be included in SSE's forthcoming proxy materials. For any business or nomination for a director to be properly brought before the Annual Meeting of Shareholders by any shareholder, written notice thereof must be delivered to, or mailed and received by, the

Secretary of SSE at SSE's principal offices, located at 777 NW 63rd Street, Oklahoma City, OK 73116, not later than April 1, 2015. Any such matter must also comply with the applicable provisions of the Bylaws of SSE.

About Seventy Seven Energy Inc.

SSE is a diversified oilfield services company that provides a wide range of wellsite services to U.S. land-based E&P customers. SSE offers services and equipment that are strategic to our customers' oil and natural gas operations. Our services include drilling, hydraulic fracturing, oilfield rentals, rig relocation and water transport and disposal. Our operations are geographically diversified across many of the most active oil and natural gas plays in the onshore United States, including the Anadarko and Permian Basins and the Barnett, Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales. For additional information about SSE, please visit our website at www.77nrg.com, where we routinely post announcements, updates, events, investor information and presentations and recent news releases.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words "anticipate," "believe," "ensure," "expect," "if," "intend," "plan," "estimate," "project," "forecasts," "predict," "outlook," "aim," "will," "could," "should," "potential," "would,” “may," "probable," "likely," and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management's current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

In addition, we calculate our contract drilling backlog by multiplying the day rate under our contracts by the number of days remaining under the contract. We calculate our hydraulic fracturing backlog by multiplying the estimated rate per stage, based on the then current contract prices, by the number of guaranteed stages remaining under the contract. Our Services Agreement for hydraulic fracturing with Chesapeake provides for periodic adjustments of the rates we may charge for our services thereunder, which will be negotiated based on then prevailing market pricing and in the future may be higher or lower than the current rates we charge. The drilling backlog calculation does not include any reduction in revenues related to mobilization or demobilization, nor does it include potential reductions in rates for unscheduled standby or during periods in which the rig is moving, on standby or incurring maintenance and repair time in excess of what is permitted under the drilling contract. We compute average duration for our contract drilling backlog and hydraulic fracturing backlog as the average number of months remaining for our drilling rigs under contract and our remaining hydraulic fracturing fleets under contract, respectively. Many of our contracts are also subject to termination by the customer on short notice and provide for an early termination payment to us in the event that the contract is terminated by the customer. We calculate our contract drilling early termination value assuming each rig remains stacked for the remainder of the term of the terminated contract. As a result, revenues could differ materially from the backlog and early termination amounts presented.

For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the Securities and Exchange Commission, including our Current

Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and the Information Statement included as Exhibit 99.1 to our Form 10 (Commission File No. 001-36354) filed on June 16, 2014.

Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

SEVENTY SEVEN ENERGY INC.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013
	(in thousands)
Revenues:
Revenues	$494,943	$510,851	$526,773	$2,080,892	$2,188,205
Operating Expenses:
Operating costs	372,041	393,745	392,138	1,580,353	1,717,709
Depreciation and amortization	74,763	74,006	73,855	292,912	289,591
General and administrative	35,162	20,078	32,723	108,139	80,354
Net losses (gains) on sales of property and equipment	1,260	(993)	454	(6,272)	(2,629)
Impairments and other	32	44,395	7,751	30,764	74,762
Total Operating Expenses	483,258	531,231	506,921	2,005,896	2,159,787
Operating Income (Loss)	11,685	(20,380)	19,852	74,996	28,418
Other (Expense) Income:
Interest expense	(23,821)	(14,608)	(23,606)	(79,734)	(56,786)
Loss and impairment from equity investees	(330)	(48)	(347)	(6,094)	(958)
Other income (expense)	42	1,173	(134)	664	1,758
Total Other Expense	(24,109)	(13,483)	(24,087)	(85,164)	(55,986)
Loss Before Income Taxes	(12,424)	(33,863)	(4,235)	(10,168)	(27,568)
Income Tax Benefit	(3,062)	(11,403)	(2,465)	(2,189)	(7,833)
Net Loss	$(9,362)	$(22,460)	$(1,770)	$(7,979)	$(19,735)

Loss Per Common Share
Basic	$(0.20)	$(0.48)	$(0.04)	$(0.17)	$(0.42)
Diluted	$(0.20)	$(0.48)	$(0.04)	$(0.17)	$(0.42)

Weighted Average Common Shares Outstanding
Basic	47,699	46,932	47,331	47,236	46,932
Diluted	47,699	46,932	47,331	47,236	46,932

SEVENTY SEVEN ENERGY INC.
Consolidated Balance Sheets
(unaudited)

	December 31,
	2014	2013
	(in thousands)
Assets:
Current Assets:
Cash	$891	$1,678
Accounts receivable, net of allowance of $3,311 and $524 at December 31, 2014 and December 31, 2013, respectively	421,555	375,439
Inventory	25,073	45,035
Deferred income tax asset	7,463	5,318
Prepaid expenses and other	19,072	20,301
Total Current Assets	474,054	447,771
Property and Equipment:
Property and equipment, at cost	2,749,886	2,241,350
Less: accumulated depreciation	(982,833)	(773,282)
Property and equipment held for sale, net	—	29,408
Total Property and Equipment, Net	1,767,053	1,497,476
Other Assets:
Equity method investment	7,816	13,236
Goodwill	27,434	42,447
Intangible assets, net	5,420	7,429
Deferred financing costs	23,851	14,080
Other long-term assets	6,924	4,454
Total Other Assets	71,445	81,646
Total Assets	$2,312,552	$2,026,893
Liabilities and Equity:
Current Liabilities:
Accounts payable	$45,657	$64,866
Current portion of long-term debt	4,000	—
Other current liabilities	215,752	210,123
Total Current Liabilities	265,409	274,989
Long-Term Liabilities:
Deferred income tax liabilities	159,273	145,747
Long-term debt, excluding current maturities	1,594,500	1,055,000
Other long-term liabilities	2,347	3,965
Total Long-Term Liabilities	1,756,120	1,204,712
Commitments and Contingencies
Common stock. $0.01 par value: authorized 250,000,000 shares; issued and outstanding 51,158,968 shares at December 31, 2014	512	—
Paid-in capital	301,644	—
Accumulated deficit	(11,133)	—
Owner's equity	—	547,192
Total Equity	291,023	547,192
Total Liabilities and Equity	$2,312,552	$2,026,893

SEVENTY SEVEN ENERGY INC.
Consolidated Statements of Cash Flows
(unaudited)

	Years Ended December 31,
	2014	2013
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS	$(7,979)	$(19,735)
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	292,912	289,591
Amortization of sale/leaseback gains	(5,414)	(15,995)
Amortization of deferred financing costs	6,122	2,928
Net gains on sales of property and equipment	(6,272)	(2,629)
Impairments	21,063	52,400
Loss and impairment from equity investees	6,094	958
Provision for doubtful accounts	2,887	436
Non-cash compensation	47,184	—
Deferred income tax benefit	(2,863)	(9,255)
Other	150	1,641
Changes in operating assets and liabilities	(88,588)	36,731
Net cash provided by operating activities	265,296	337,071
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(457,618)	(349,806)
Proceeds from sales of assets	88,556	50,602
Proceeds from sale of investment	—	2,790
Additions to investments	(675)	(431)
Other	2,091	28
Net cash used in investing activities	(367,646)	(296,817)
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to Chesapeake	(422,839)	(29,890)
Proceeds from issuance of senior notes, net of offering costs	493,825	—
Proceeds from issuance of term loan, net of issuance costs	393,879	—
Payments on term loan	(2,000)	—
Borrowings from revolving credit facility	1,201,400	1,216,900
Payments on revolving credit facility	(1,555,900)	(1,230,100)
Deferred financing costs	(3,597)	—
Other	(3,205)	3,287
Net cash provided by (used in) financing activities	101,563	(39,803)
Net increase in cash	(787)	451
Cash, beginning of period	1,678	1,227
Cash, end of period	$891	$1,678

SUPPLEMENTAL DISCLOSURE OF SIGNIFICANT NON-CASH INVESTING AND FINANCING ACTIVITIES:
Increase (decrease) in other current liabilities related to purchases of property and equipment	$18,999	$(54,457)
Property and equipment distributed to Chesapeake at spin-off	$(792)	$—
Property and equipment contributed from Chesapeake at spin-off	$190,297	$—
SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS:
Interest paid, net of amount capitalized	$54,439	$55,250

SEVENTY SEVEN ENERGY INC.
Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted Revenues, and Adjusted Operating Costs

"Adjusted EBITDA", "adjusted revenues", and "adjusted operating costs" are non-GAAP financial measures. Adjusted EBITDA, adjusted revenues, and adjusted operating costs as used and defined by us, may not be comparable to similarly titled measures employed by other companies and are not measures of performance calculated in accordance with GAAP.

Adjusted revenues and adjusted operating costs should not be considered in isolation or as a substitute for revenues and operating costs, respectively, prepared in accordance with GAAP. However, our management uses adjusted revenues and adjusted operating costs to evaluate our period over period operating performance because our management believes these measures improve the comparability of our continuing business and for the same reasons believes these measures may be useful to an investor in evaluating our operating performance. A reconciliation of adjusted revenues and adjusted operating costs to the GAAP measures of revenues and operating costs, respectively, is provided below.

Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management uses Adjusted EBITDA to evaluate our performance and liquidity and believes Adjusted EBITDA may be useful to an investor in evaluating our operating performance and liquidity because this measure:

•
is widely used by investors in the oilfield services industry to measure a company's operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	is a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness; and

•	is used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
There are significant limitations to using Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss. Additionally, because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Consolidated Adjusted EBITDA

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013
	(In thousands)
Net loss	$(9,362)	$(22,460)	$(1,770)	$(7,979)	$(19,735)
Add:
Interest expense	23,821	14,608	23,606	79,734	56,786
Income tax (benefit) expense	(3,062)	(11,403)	(2,465)	(2,189)	(7,833)
Depreciation and amortization	74,763	74,006	73,855	292,912	289,591
Impairments and other	32	44,395	7,751	30,764	74,762
Net losses (gains) on sales of property and equipment	1,260	(993)	454	(6,272)	(2,629)
Non-cash compensation	19,421	—	27,763	47,184	—
Impairment of equity method investment	—	—	—	4,500	1,789
Rent expense on buildings and real estate transferred from Chesapeake(a)	—	4,189	—	8,187	16,459
Rig rent expense(b)	217	8,917	3,608	18,900	76,923
Less:
Compression unit manufacturing Adjusted EBITDA	—	3,960	—	13,073	18,965
Geosteering Adjusted EBITDA	—	352	—	957	2,870
Crude hauling Adjusted EBITDA	—	3,064	—	(5,066)	15,771
Non-recurring credit to stock compensation expense	—	—	—	10,530	—
Adjusted EBITDA	$107,090	$103,883	$132,802	$446,247	$448,507

(a)
Rent expense on buildings and real estate transferred from Chesapeake as part of the spin-off is included in operating costs and general and administrative expenses on the consolidated statement of operations. Our operating costs include $4.1 million, $8.0 million and $15.7 million of rent expense associated with our lease of these facilities for the quarter ended December 31, 2013 and the years ended December 31, 2014 and 2013, respectively. Our general and administrative expenses include $0.1 million, $0.2 million and $0.8 million of rent expense associated with our lease of these facilities for the quarter ended December 31, 2013 and the years ended December 31, 2014 and 2013.

(b)
Rig rent expense associated with our lease of drilling rigs is included in operating costs on the consolidated statement of operations. As of December 31, 2014, we had repurchased all of our leased drilling rigs.

Drilling Adjusted EBITDA

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013
	(In thousands)
Net income (loss)	$27,200	$(13,835)	$15,146	$49,528	$(17,378)
Add:
Income tax expense (benefit)	16,771	(7,523)	9,088	30,471	(8,982)
Depreciation and amortization	35,522	34,065	36,062	140,884	133,745
Impairments and other	32	44,395	6,796	29,602	71,548
Net losses on sales of property and equipment	1,805	432	331	17,931	663
Non-cash compensation	5,857	—	11,331	17,188	—
Rent expense on buildings and real estate transferred from Chesapeake	—	847	—	1,688	3,574
Rig rent expense	217	8,917	3,608	18,900	76,923
Less:
Geosteering Adjusted EBITDA	—	352	—	957	2,870
Non-recurring credit to stock compensation expense	—	—	—	4,318	—
Adjusted EBITDA	$87,404	$66,946	$82,362	$300,917	$257,223

Hydraulic Fracturing Adjusted EBITDA

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013
		(In thousands)
Net income	$3,495	$5,883	$23,173	$38,985	$40,472
Add:
Income tax expense	2,607	4,283	13,904	24,563	26,752
Depreciation and amortization	18,621	19,038	17,524	72,105	69,507
Impairments	—	—	—	207	—
Net losses (gains) on sales of property and equipment	2	—	(19)	(17)	—
Non-cash compensation	1,448	—	1,922	3,369	—
Impairment of equity method investment	—	—	—	4,500	—
Rent expense on buildings and real estate transferred from Chesapeake	—	642	—	1,259	2,158
Less:
Non-recurring credit to stock compensation expense	—	—	—	477	—
Adjusted EBITDA	$26,173	$29,846	$56,504	$144,494	$138,889

Oilfield Rentals Adjusted EBITDA

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013
	(In thousands)
Net income (loss)	$776	$(1,311)	$(686)	$(1,705)	$(1,001)
Add:
Income tax expense (benefit)	670	(705)	(411)	(754)	(1,543)
Depreciation and amortization	13,154	14,259	12,812	52,680	59,559
Impairments	—	1	955	955	1
Net gains on sales of property and equipment	(659)	(416)	(771)	(2,355)	(1,146)
Non-cash compensation	899	—	1,792	2,691	—
Rent expense on buildings and real estate transferred from Chesapeake	—	697	—	1,415	2,555
Less:
Non-recurring credit to stock compensation expense	—	—	—	601	—
Adjusted EBITDA	$14,840	$12,525	$13,691	$52,326	$58,425

Oilfield Trucking Adjusted EBITDA

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013
		(In thousands)
Net (loss) income	$(1,797)	$(1,177)	$(3,522)	$3,502	$2,706
Add:
Income tax (benefit) expense	(774)	(252)	(2,113)	2,857	2,849
Depreciation and amortization	5,230	6,414	5,230	21,817	25,870
Net losses (gains) on sales of property and equipment	111	(1,128)	907	(21,853)	(2,249)
Non-cash compensation	1,024	—	3,258	4,281	—
Impairment of equity method investment	—	—	—	—	1,789
Rent expense on buildings and real estate transferred from Chesapeake	—	842	—	1,724	3,459
Less:
Crude hauling Adjusted EBITDA	—	3,064	—	(5,066)	15,771
Non-recurring credit to stock compensation expense	—	—	—	1,826	—
Adjusted EBITDA	$3,794	$1,635	$3,760	$15,568	$18,653

Consolidated Adjusted Revenue

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013
	(In thousands)
Adjusted Revenue(a):
Revenue	$494,943	$510,851	$526,773	$2,080,892	$2,188,205
Less:
Compression unit manufacturing revenues	—	34,292	—	74,650	143,995
Geosteering revenues	—	1,926	—	3,940	8,516
Crude hauling revenues	—	13,880	—	23,829	60,645
Adjusted Revenue	$494,943	$460,753	$526,773	$1,978,473	$1,975,049

(a)	As part of the spin-off, SSE distributed its compression unit manufacturing and geosteering businesses to Chesapeake and sold its crude hauling assets to a third party.

Segment Statistics

Drilling

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013
	(in thousands, except average rigs, utilization, revenue day and per revenue day amounts)
Revenues	$204,526	$178,537	$200,394	$774,530	$740,812
Operating costs(a)	123,204	116,866	133,042	499,059	543,279
Gross margin	$81,322	$61,671	$67,352	$275,471	$197,533
Adjusted EBITDA	$87,404	$66,946	$82,362	$300,917	$257,223
Revenue days(b)	7,991	6,984	7,772	30,195	28,040
Average revenue per revenue day(b)	$24,262	$23,586	$23,776	$23,686	$23,678
Average operating costs per revenue day(a) (b)	$13,896	$14,925	$15,216	$14,663	$17,000
Average rigs operating	88	78	85	84	80
Utilization	99%	93%	100%	99%	95%

Adjusted operating costs(c):
Operating costs(a)	$123,204	$116,866	$133,042	$499,059	$543,279
Less:
Operating costs for drilling-related services	12,161	12,617	14,787	56,296	66,602
Rig rent expense(a)	217	8,917	3,608	18,900	76,923
Non-recurring debit to stock compensation expense(d)	—	—	3,726	—	—
Adjusted operating costs(b) (c)	$110,826	$95,332	$110,921	$423,863	$399,754
Adjusted average operating costs per day(b)	$13,869	$13,650	$14,272	$14,038	$14,257

(a)
Our operating costs and average operating costs per revenue day include the effect of $0.2 million, $8.9 million and $3.6 million of rig rent expense associated with our lease of drilling rigs for the three months ended December 31, 2014 and 2013 and the three months ended September 30, 2014, respectively, and $18.9 million and $76.9 million for the years ended December 31, 2014 and 2013. As of December 31, 2014, we had repurchased all of the leased drilling rigs. Our drilling operating costs primarily consist of labor-related costs, repairs and maintenance, and direct contract-related expenses, such as mobilization and equipment rentals.

(b)
These metrics exclude our drilling-related services, including directional drilling, mudlogging and geosteering. Our management excludes drilling-related services from these metrics because we do not provide our other drilling-related services on every job.

(c)
"Adjusted operating costs" is a non-GAAP financial measure that we define as operating costs before operating costs associated with the geosteering business distributed to Chesapeake as part of the spin-off, further adjusted to subtract rig rent expense and adjust for certain non-recurring items related to stock compensation.

(d)	We recorded non-recurring stock compensation expense during the third quarter of 2014 as a result of the cancellation and reissuance of unvested restricted stock awards.

Hydraulic Fracturing

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013
	(in thousands)
Revenues	$213,047	$205,596	$245,128	$885,907	$897,809
Operating costs	188,942	171,651	190,730	735,967	740,439
Gross margin	$24,105	$33,945	$54,398	$149,940	$157,370
Adjusted EBITDA	26,173	29,846	56,504	144,494	138,889